UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☑                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Euronet Worldwide, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

	2)	Aggregate number of securities to which transaction applies:

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	4)	Proposed maximum aggregate value of transaction:

	5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:

	2)	Form, Schedule or Registration Statement No.:

	3)	Filing Party:

	4)	Date Filed:

SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

EURONET WORLDWIDE, INC.

3500 COLLEGE BOULEVARD

LEAWOOD, KANSAS 66211

913-327-4200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2012

Euronet Worldwide, Inc., a Delaware corporation (“Euronet,” the “Company,” “we” or “us”), will hold the Annual Meeting of our Stockholders (“Annual Meeting”) on Thursday, May 17, 2012 at 2:00 p.m. (Central time) at Euronet’s corporate headquarters at 3500 College Boulevard, Leawood, Kansas 66211, USA, to consider and vote upon the following matters:

1. Election of the Company’s three nominees for Director, each to serve a three-year term expiring upon the 2015 Annual Meeting or until a successor is duly elected and qualified;

2. Ratification of the appointment of KPMG LLP as Euronet’s independent registered public accounting firm for the year ending December 31, 2012;

3. Advisory vote to approve executive compensation; and

4. Consideration of such other business as may properly come before the meeting or any adjournment of the meeting.

Our Board of Directors has fixed the close of business on March 22, 2012, as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment of the meeting.

This year, the Company is pleased to take advantage of the Securities and Exchange Commission (the “SEC”) rules that allow issuers to furnish proxy materials to their stockholders on the internet. The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

You are cordially invited to attend the Annual Meeting in person. To ensure that your vote is counted at the Annual Meeting, however, please vote as promptly as possible.

By Order of the Board,

Jeffrey B. Newman
Executive Vice President, General Counsel and Secretary

April 5, 2012

EURONET WORLDWIDE, INC.

3500 COLLEGE BOULEVARD

LEAWOOD, KANSAS 66211

913-327-4200

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2012

DATE, TIME AND PLACE OF MEETING

Euronet Worldwide, Inc. (“Euronet,” the “Company,” “we” or “us”) has made these materials available to you on the internet or, upon your request, has delivered printed versions of these materials to you by mail in connection with the solicitation of proxies by our Board of Directors (the “Board”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 17, 2012, at 2:00 p.m. (Central time), at Euronet’s corporate headquarters at 3500 College Boulevard, Leawood, Kansas 66211, USA, and at any postponement or adjournment of the meeting (the “Annual Meeting”).

Record Date; Quorum; Shares Outstanding

Stockholders at the close of business on March 22, 2012 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. The Stockholders will be entitled to one vote for each share of common stock, par value $0.02 per share (the “Common Stock”), held of record at the close of business on the Record Date. To take action at the Annual Meeting, a quorum composed of holders of one-third of the shares of Common Stock outstanding must be represented by proxy or in person at the Annual Meeting. On March 22, 2012, there were 50,645,336 shares of Common Stock outstanding. No shares of preferred stock are outstanding.

REVOCABILITY OF PROXIES

Shares of Common Stock represented by valid proxies that we receive at any time up to and including the day of the Annual Meeting will be voted as specified in such proxies. Any Stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Annual Meeting and voting in person or by filing with Euronet’s Secretary an instrument of revocation or a duly executed proxy bearing a later date.

VOTING AND SOLICITATION

Each share of Common Stock issued and outstanding as of the Record Date will have one vote on each of the matters presented herein. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission in 2007, we are making this proxy statement and our 2011 annual report available to Stockholders electronically via the internet. On or before April 5, 2012, we mailed to our Stockholders of record the “Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 17, 2012” (the “Notice”). All Stockholders will be able to access this proxy statement and our 2011 Annual Report on the website referred to in the Notice or request to receive printed copies of the proxy materials. Instructions on how to access the proxy materials on the internet or request a printed copy may be found in the Notice. In addition, Stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages Stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact of its annual meetings.

We will treat shares that are voted “For,” “Against” or “Withheld From” a matter as being present at the meeting for purposes of establishing a quorum. We will treat abstentions and broker non-votes also as shares that are present and entitled to be voted for purposes of determining the presence of a quorum.

Election of Directors

In an uncontested election, a Director nominee must be elected by a majority of the votes cast, in person or by proxy, regarding the election of that Director nominee. A “majority of the votes cast” for the purposes of Director elections means that the number of votes cast “For” a Director nominee’s election exceeds the number of votes cast as “Withheld From” for that particular Director nominee. If an incumbent Director is not re-elected in an uncontested election and no successor is elected at the same meeting, the Director must submit an offer to resign.

In a contested election, which occurs when the number of Director nominees exceeds the number of open seats on the Board at any time before the meeting, Director nominees will be elected by a plurality of the shares represented at the meeting. A “plurality” means that the open seats on the Board will be filled by those Director nominees who received the most affirmative votes, regardless of whether those Director nominees received a majority of the votes cast with respect to their election.

At the Annual Meeting, the election of Directors is considered to be uncontested because we have not been notified of any other nominees as required by our Amended and Restated Bylaws (“Bylaws”). To be elected, each Director nominee must receive a majority of votes cast regarding that nominee. Abstentions will have no effect on the election of Directors.

Other Matters

All other matters will be determined by a vote of a majority of the shares present in person or represented by proxy and voting on such matters. Under Delaware law, abstentions are not considered votes cast and will have no effect on whether a matter is approved.

Broker Non-Votes

On certain routine matters, such as the ratification of the appointment of KPMG as our independent registered public accounting firm, if you do not provide instructions on how you wish to vote, your broker will be allowed to exercise discretion and vote on your behalf. Your broker is prohibited, however, from voting on other non-routine matters, such as the election of Directors. Broker “non-votes” will occur when a broker does not receive voting instructions from a Stockholder on a non-routine matter or if the broker otherwise does not vote on behalf of the Stockholder. Broker non-votes will not count in determining the number of votes cast with respect to the election of Directors or a proposal that requires a majority of votes cast and, therefore, will not affect the outcome of the election of Directors or the voting on such a proposal.

PERSONS MAKING THE SOLICITATION

Euronet is making all the solicitations in this proxy statement. We will bear the entire cost of this solicitation of proxies. Our Directors, officers, and employees, without additional remuneration, may solicit proxies by mail, telephone and personal interviews. We will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals.

WE WILL FURNISH ADDITIONAL COPIES OF THE ANNUAL REPORT TO STOCKHOLDERS, EXCLUDING EXHIBITS, WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO OUR GENERAL COUNSEL AND SECRETARY, JEFFREY B. NEWMAN, AT OUR ADDRESS SET FORTH HEREIN. WE WILL FURNISH EXHIBITS TO THE ANNUAL REPORT TO STOCKHOLDERS UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of the close of business on February 29, 2012, we had 50,547,777 shares of Common Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of February 29, 2012, held by: (i) each Euronet Director, nominee for Director and executive officer named in the summary compensation table, (ii) all Euronet Directors, nominees for Director and executive officers as a group, and (iii) each Stockholder known by Euronet beneficially to own more than 5% of our Common Stock.

	Beneficial Ownership
Stockholder	Number of Shares (1)	Percent of Outstanding
Directors and Named Executive Officers

Michael J. Brown(2)	2,980,970	5.8%
3500 College Boulevard
Leawood, KS 66211

Rick L. Weller(3)	330,731	*

Kevin J. Caponecchi(4)	117,316	*

Jeffrey B. Newman(5)	76,200	*

Thomas A. McDonnell(6)	70,087	*

Andrew B. Schmitt(7)	65,508	*

Dr. Andrzej Olechowski(8)	58,441	*

M. Jeannine Strandjord(9)	57,212	*

Paul S. Althasen	37,559	*

Eriberto R. Socimara	26,153	*

Nikos Fountas(10)	11,485	*

Lu M. Cordova	2,393	*

All Directors, Nominees for Director and Executive Officers as a Group (13 persons)(11)	3,884,558	7.5%

Five Percent Holders:
FMR LLC(12)	5,014,791	9.9%
82 Devonshire Street
Boston, MA 02109

Waddell & Reed Financial, Inc.(13)	4,579,175	9.1%
6300 Lamar Avenue
Overland Park, KS 66202

The Guardian Life Insurance Company of America(14)	4,520,397	8.9%
388 Market Street, Suite 1700
San Francisco, CA 94111

Janus Capital Management LLC(15)	3,692,197	7.3%
151 Detroit Street
Denver, CO 80206

BlackRock, Inc.(16)	2,734,487	5.4%
55 East 52nd St.
New York, NY 10055

*	The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.

(1)	Calculation of percentage of beneficial ownership includes the assumed exercise of options to purchase Common Stock by only the respective named Stockholder that are vested or that will vest within 60 days of February 29, 2012 and any restricted stock units owned by such person that will vest within 60 days of February 29, 2012.

(2)	Includes: (i) 427,851 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2012, (ii) 34,000 shares of Common Stock held by Mr. Brown’s wife, and (iii) 206,000 shares of Common Stock held by Mr. Brown’s wife as guardian for their children.

(3)	Includes 288,188 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2012.

(4)	Includes 85,095 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2012.

(5)	Includes 70,303 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2012.

(6)	Includes 30,000 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2012. Thomas A. McDonnell is also the President and Chief Executive Officer of DST Systems, Inc., which beneficially owns 1,884,597 shares of Common Stock, however, Mr. McDonnell disclaims ownership of these shares.

(7)	Includes 20,000 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2012.

(8)	Includes 20,000 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2012.

(9)	Includes: (i) 30,000 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2012, and (ii) 2,000 shares held in Ms. Strandjord’s individual retirement account.

(10)	Includes 3,000 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2012.

(11)	Includes 1,018,290 shares of Common Stock issuable pursuant to options currently exercisable and/or options and restricted stock units that will vest within 60 days of February 29, 2012.

(12)	This information was supplied on Schedule 13G/A filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2012. FMR LLC has sole voting and dispositive power over 5,014,791 shares.

(13)	This information was supplied on Schedule 13G/A filed with the SEC on February 14, 2012. These shares are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company, an investment subsidiary of Waddell & Reed Financial, Inc. or Waddell & Reed Investment Management Company, an investment advisory subsidiary of Waddell & Reed, Inc. Ivy Investment Management Company has sole voting and dispositive power with respect to 1,449,000 shares. Waddell & Reed Investment Management Company, Waddell & Reed, Inc. and Waddell & Reed Financial Services, Inc. may each be deemed to have sole voting and dispositive power with respect to 3,130,175 shares. Waddell & Reed Financial, Inc. may be deemed to have sole voting and dispositive power with respect to 4,579,175 shares.

(14)	This information was supplied on Schedule 13G/A filed with the SEC on February 9, 2012 by The Guardian Life Insurance Company of America, Guardian Investor Services LLC, RS Investment Management Co. LLC and RS Partners Fund. The Guardian Life Insurance Company of America, Guardian Investor Services LLC and RS Investment Management Co. LLC have shared voting power over 4,483,031 shares and shared dispositive power over 4,520,397 shares. RS Partners Fund has shared voting and shared dispositive power over 2,596,861 shares.

(15)	This information was supplied on Schedule 13G filed with the SEC on February 14, 2012. Janus Capital Management LLC has sole voting and dispositive power over 3,692,197 shares.

(16)	This information was supplied on Schedule 13G/A filed with the SEC on February 13, 2012. BlackRock, Inc. has sole voting and dispositive power over 2,734,487 shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Directors are as follows:

Name	Age	Position	Term Expires
Michael J. Brown	55	Chairman, Chief Executive Officer and Class I Director	2013
Andrew B. Schmitt(1)(2)(3)	63	Class I Director	2013
M. Jeannine Strandjord(1)(2)(3)(4)	66	Class I Director	2013
Dr. Andrzej Olechowski(2)(3)	65	Class II Director	2014
Eriberto R. Scocimara(1)(2)(3)	76	Class II Director	2014
Paul S. Althasen* Lu M. Cordova*(1)(2)(3)	47 57	Class III Director Class III Director	2012 2012
Thomas A. McDonnell*(1)(2)(3)	66	Class III Director	2012

*	Nominated for election at this Annual Meeting.

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating & Corporate Governance Committee.

(4)	Lead Independent Director.

Classified Board

We currently have eight Directors divided among three classes as follows:

Class I — Michael J. Brown, Andrew B. Schmitt and M. Jeannine Strandjord;

Class II — Dr. Andrzej Olechowski and Eriberto R. Scocimara; and

Class III — Paul S. Althasen, Lu M. Cordova and Thomas A. McDonnell.

Messrs. Althasen and Brown are management Directors. The Board has determined that the six remaining Directors are independent Directors as defined in the listing standards for The Nasdaq Stock Market LLC.

Three Class III Directors are to be elected at the Annual Meeting for three-year terms ending at the Annual Meeting of Stockholders in 2015. The Board has nominated Paul S. Althasen, Lu M. Cordova and Thomas A. McDonnell for election as Class III Directors. Unless otherwise instructed, each valid proxy will be voted for Ms. Cordova and Messrs. Althasen and McDonnell. Each of the three Class III nominees has consented to serve as Directors of Euronet. If a nominee is unable or subsequently declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any alternative nominee who shall be designated by the present Board to fill the vacancy. We are not aware of any reason why Ms. Cordova and Messrs. Althasen and McDonnell will be unable or will decline to serve as a Director.

Nominees for Election at the Annual Meeting

The following is a brief description of the business experience of each nominee for Director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the nominee should continue to serve as a Director for the Company, in light of the Company’s business and structure.

PAUL S. ALTHASEN has served on our Board since May 2003. He joined Euronet in February 2003 in connection with Euronet’s acquisition of e-pay Limited, a UK company. Mr. Althasen served as Executive Vice President of Euronet until his resignation on April 2, 2012. Mr. Althasen is a co-founder and former CEO and Co-Managing Director of e-pay, and he was responsible for the strategic direction of e-pay since its formation in 1999. From 1989 to 1999, Mr. Althasen was a co-founder and Managing Director of MPC Mobile Phone Center, a franchised retailer of cellular phones in the UK. Previously, Mr. Althasen worked for Chemical Bank in London where he traded financial securities. Mr. Althasen has a B.A. (Honors) degree in business studies from the City of London Business School.

In selecting Mr. Althasen as a nominee for Director, the Board considered as particularly valuable Mr. Althasen’s broad first-hand knowledge and experience in the prepaid payments industry in Western Europe and especially in the UK, which is one of the Company’s largest prepaid markets.

LU M. CORDOVA has served on our Board since June 2011. Ms. Cordova is the Chief Executive Officer of Corlund Industries, LLC and the Managing Member of the Almacen Storage Group. Formerly, she spent ten years with the Federal Reserve Bank of Kansas City where she served as Deputy Chairman, and then Chairman of the Board of Directors. Ms. Cordova has held senior executive positions with Excite@Home and McGraw-Hill Standard & Poors after receiving bachelors degrees in political science and economics from the University of California, Berkeley.

In selecting Ms. Cordova as a nominee for Director, the Board considered her extensive knowledge of economics, finance and the banking industry. The Board also considered as particularly valuable Ms. Cordova’s experience leading companies from start-up phases through maturity, which is a unique complement to the membership profile of the Board.

THOMAS A. MCDONNELL has been a Director of Euronet since its incorporation in December 1996 and he previously served on the boards of Euronet’s predecessor companies. Since October 1984, he has served as Chief Executive Officer of DST Systems, Inc., a stockholder of Euronet. From 1973 to September 1995, he served as Treasurer of DST Systems, Inc. Mr. McDonnell is currently a director of DST Systems, Inc. and Kansas City Southern, where he is a member of the audit committee. Mr. McDonnell has a B.S. in Accounting from Rockhurst College and an M.B.A. from the Wharton School of Finance.

In selecting Mr. McDonnell as a nominee for Director, the Board considered his many years of experience in management of a public company in the transaction processing industry and participation on other company boards, whereby Mr. McDonnell has acquired extensive financial, accounting and management experience and substantive business knowledge. These qualities, as well as the knowledge of the Company’s business gained from his participation on the Board since the Company’s inception, are considered particularly valuable by the Board.

Other Directors

The following is a brief description of the business experience of each of our other Directors whose terms of office will extend beyond 2012, and a brief discussion of the specific experience, qualifications, attributes or skills that led to the conclusion that the other Directors are qualified for service as a Director of the Company, in light of the Company’s business and structure. All of these Directors have served on our Board for at least five years.

MICHAEL J. BROWN is one of the founders of Euronet and has served as our Chairman of the Board and Chief Executive Officer since 1996 and served as our President from December 11, 2006 to June 11, 2007. He also founded our predecessor in 1994 with Daniel R. Henry, our former President and Chief Operating Officer. Mr. Brown has been a Director of Euronet since our incorporation in December 1996 and previously served on the boards of Euronet’s predecessor companies. In 1979, Mr. Brown founded Innovative Software, Inc., a computer software company that was merged in 1988 with Informix. Mr. Brown served as President and Chief

Operating Officer of Informix from February 1988 to January 1989. He served as President of the Workstation Products Division of Informix from January 1989 until April 1990. In 1993, Mr. Brown was a founding investor of Visual Tools, Inc. Visual Tools, Inc. was acquired by Sybase Software in 1996. Mr. Brown is currently a director of Blue Valley Ban Corp. and Nexxus Lighting, Inc. Mr. Brown received a B.S. in electrical engineering from the University of Missouri — Columbia in 1979 and a M.S. in molecular and cellular biology at the University of Missouri-Kansas City in 1997.

The Board particularly values Mr. Brown’s deep commitment to the success of the Company (demonstrated in particular by his long-term stock holdings), his extensive experience as the founder of the Company and the initiator of each of the business lines of the Company, and the strategic, business and financial skills and knowledge he brings to his position as Director. Through his management of the Company since its inception, Mr. Brown has acquired a unique knowledge of the financial transaction processing industry in the markets in which the Company operates.

ANDREW B. SCHMITT has served on our Board since September 24, 2003. Mr. Schmitt served as President and Chief Executive Officer of Layne Christensen Company from October 1993 until his recent retirement on January 31, 2012. For approximately two years prior to joining Layne Christensen Company, Mr. Schmitt was a partner in two privately owned hydrostatic pump and motor manufacturing companies and an oil and gas service company. He served as President of the Tri-State Oil Tools Division of Baker Hughes Incorporated from February 1988 to October 1991. Currently, Mr. Schmitt serves on the board of directors of Layne Christensen Company, but has indicated that he does not intend to stand for re-election at Layne Christensen Company’s 2012 annual meeting. Mr. Schmitt holds a bachelor of science degree from the University of Alabama School of Commerce and Business.

Mr. Schmitt has extensive financial, business and management experience and skills, including in particular, valuable knowledge and experience acquired from managing an international business that, like the Company, operates in many developing markets.

M. JEANNINE STRANDJORD, CPA, has over 40 years of financial management experience and was employed in three different and diverse industries after starting in public accounting on the audit staff of Ernst and Whinney in 1968. For 20 years, beginning in 1985, she held several senior financial and related senior management roles at Sprint Corporation. She managed the successful transformation and restructuring of Sprint as Chief Integration Officer from 2003 until 2005 when she retired. She was Senior Vice President and Chief Financial Officer of Global Solutions, a $9 billion division, from 1998 until 2003 and was Controller and then Treasurer for Sprint Corporation from 1986 to 1998. Ms. Strandjord is currently a director of the following public companies: American Century Mutual Funds (for six registered investment companies) since 1994, where she chairs the Compliance and Shareholder Relations Committee and is a member of the Executive Committee and Performance Committee; and DST Systems, Inc. since 1996, where she chairs the Audit Committee and sits on the Compensation Committee and Governance and Nominating Committee. She was a trustee for Rockhurst University for nine years and is currently on the Heartland Board of the National Association for Corporate Directors which she chaired for two years. She is also on the Board and Audit Committee of the Greater Kansas City Community Foundation and the Board of the KU Medical Center Research Institute. Ms. Strandjord has been a director of the Company since 2001 and is currently the Chairman of the Audit Committee and sits on the Compensation Committee and Nominating & Corporate Governance Committee and was named Lead Independent Director in 2010.

Ms. Strandjord has valuable experience on the boards of various other public companies, as well as an extensive background in finance, corporate governance, restructuring, talent management, and compensation and benefits.

DR. ANDRZEJ OLECHOWSKI has served on our Board since May 2002. He previously served as a Director of Euronet from its incorporation in December 1996 until May 2000. From 2005 to 2009,

Dr. Olechowski was the President of Conseil DG, a Polish consulting company. From 1995 until 2008, Dr. Olechowski served as a Senior Advisor for Central Europe Trust, Poland, a consulting firm. He has held several senior positions with the Polish government: from 1993 to 1995, he was Minister of Foreign Affairs and in 1992 he was Minister of Finance. From 1992 to 1993, and again in 1995, he served as economic advisor to President Lech Walesa. From 1991 to 1992, he was Secretary of State in the Ministry of Foreign Economic Relations and from 1989 to 1991 he was Deputy Governor of the National Bank of Poland. From May 1998 to June 2000, Dr. Olechowski served as the Chairman of Bank Handlowy w Warszavie SA (Poland). Until April 2009, Dr. Olechowski sat on the Supervisory Board of Vivendi (France) and currently sits on the Supervisory Boards of Bank Handlowy w Warszavie SA (Poland) and the boards of various charitable and educational foundations. He received a Ph.D. in Economics in 1979 from the Central School of Planning and Statistics in Warsaw.

The Board considers as particularly valuable Dr. Olechowski’s considerable stature in Polish government and business, his extensive business connections in and knowledge of the banking industry in Poland and Central Europe (which have historically been among the Company’s most important markets in the electronic funds transfer division), as well as his experience as a consultant and member of other boards with respect to the strategic and market factors affecting the Company’s business.

ERIBERTO R. SCOCIMARA has been a Director of Euronet since its incorporation in December 1996 and previously served on the boards of Euronet’s predecessor companies. From April 1994 through its liquidation in 2011, Mr. Scocimara served as President and Chief Executive Officer of the Hungarian-American Enterprise Fund (“HAEF”), a private company that was funded by the U.S. government and invested in Hungary. Since 1984, Mr. Scocimara has also been the President of Scocimara & Company, Inc., an investment management company. Mr. Scocimara is currently a director of American Reprographics Company (ARP) and several privately owned companies. He is the chairman of the audit committee of ARP. He has a Licence de Science Economique from the University of St. Gallen, Switzerland, and an M.B.A. from Harvard University.

The Board considers as particularly valuable, Mr. Scocimara’s extensive financial and business experience acquired through his participation on other boards and committees and management of a Central European investment fund. These qualities as well as his broad range of business contacts and knowledge of Central Europe are considered particularly valuable by the Board.

Required Vote and Board Recommendation

Election of the Company’s three nominees for Director requires each Director nominee to receive the affirmative vote of a majority of the votes cast in person or represented by proxy at the Annual Meeting regarding the election of such Director nominee.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF PAUL S. ALTHASEN, LU M. CORDOVA AND THOMAS A. MCDONNELL AS CLASS III DIRECTORS OF EURONET.

PROPOSAL 2

RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2012

We are requesting our Stockholders to ratify the selection by our Audit Committee of KPMG LLP as Euronet’s independent registered public accounting firm for 2012. KPMG LLP will audit the consolidated financial statements of Euronet and its subsidiaries for 2012, review certain reports we will file with the SEC, audit the effectiveness of our internal control over financial reporting, provide our Board and Stockholders with certain reports, and provide such other services as our Audit Committee and its Chairperson may approve from time to time.

KPMG LLP served as our independent registered public accounting firm for 2011, and performed professional services for us as described below in the “Audit Matters” section. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions. Although our Audit Committee has selected KPMG LLP, it nonetheless may, in its discretion, terminate KPMG’s engagement and retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in the best interests of Euronet and its Stockholders.

Required Vote and Board Recommendation

Approval of the ratification of KPMG LLP as our independent registered public accounting firm for 2012 requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2012.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail below under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed (i) to align the interests of executive management and stockholders by making individual compensation dependent upon achievement of financial goals and by providing long-term incentives through our equity-based award plans, and (ii) to provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to our long-term success. The overall compensation program is designed to reward a combination of strong individual performance, strong performance by Euronet in meeting its long-term strategic goals and stock price appreciation.

Our compensation package for executive officers consists of a balance of base salary, certain employee benefits, annual bonuses under our Executive Annual Incentive Plan, performance based equity grants and limited employee benefits. To serve the best interests of Stockholders, the Compensation Committee follows an executive compensation philosophy that emphasizes performance-based compensation. This philosophy also aligns the economic interests of executive officers and Stockholders by ensuring that nonvested performance-based equity incentive awards represent a substantial portion of an executive officer’s total compensation package. The Compensation Committee periodically reviews our executive compensation practices to ensure they achieve our desired goals.

At last year’s annual meeting, 98% of the votes cast on the advisory vote on executive compensation were in favor of the Company’s Named Executive Officer compensation for 2010. We are asking our Stockholders to again indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our Stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our Stockholders to approve, on an advisory basis, the following resolution:

“RESOLVED, that the Company’s Stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and Compensation Committee value the opinions of our Stockholders and will consider the outcome of the vote when making future executive compensation decisions.

THE BOARD UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND RELATED NARRATIVE DISCLOSURE.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board held six meetings during 2011. The Board has established an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee. During 2011, each Director attended at least 75% of the total number of meetings held by the Board and Board committees on which he or she served (during the period for which he or she was a Director).

Audit Committee

The Audit Committee of the Board, composed solely of independent Directors, met four times in 2011. The following five Directors are members of the Audit Committee: M. Jeannine Strandjord, Chair, Lu M. Cordova, Thomas A. McDonnell, Eriberto R. Scocimara and Andrew B. Schmitt. The Audit Committee operates under a written charter adopted by the Board, which is published on Euronet’s website at http://ir.euronetworldwide.com/documents.cfm.

The Board has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules promulgated thereunder, as amended and incorporated into the listing standards of The Nasdaq Stock Market LLC.

The Board has determined that all of the members of the Audit Committee are “audit committee financial experts” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

The Audit Committee has oversight responsibilities with respect to our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance. The Audit Committee is responsible for retaining, evaluating, and monitoring our independent registered public accounting firm and for providing an audit committee report for inclusion in our proxy statement. The Audit Committee is also responsible for maintaining open communication among the Audit Committee, management and our outside auditors. However, the Audit Committee is not responsible for conducting audits, preparing financial statements, or assuring the accuracy of financial statements or filings, all of which is the responsibility of management and/or the outside auditors.

Compensation Committee

The Compensation Committee of the Board met four times in 2011 to determine policies regarding the compensation of our executives and to review, determine, and recommend to the full Board as appropriate, the approval of the grant of options, restricted stock, restricted stock units and cash bonuses to our executives. The purpose of the Compensation Committee is to make determinations and recommendations, as appropriate, to the Board with respect to the compensation of our Chief Executive Officer and other senior executive officers. Andrew B. Schmitt, Chair, Lu M. Cordova, Thomas A. McDonnell, M. Jeannine Strandjord, Dr. Andrzej Olechowski and Eriberto R. Scocimara are the current members of the Compensation Committee. The Board has determined that all the members of the Compensation Committee are (i) independent as defined under the general independence standards of the listing standards of the Nasdaq Stock Market LLC, (ii) “non-employee” directors under Section 16 rules, and (iii) “outside directors” for purposes of Internal Revenue Code Section 162(m).

The Compensation Committee performs its functions and responsibilities pursuant to a written charter adopted by our Board, which is published on Euronet’s website at http://ir.euronetworldwide.com/documents.cfm.

Under its charter, our Compensation Committee is authorized to delegate its responsibilities to one or more subcommittees or Directors, in accordance with restrictions set forth in the charter. Under the terms of our incentive plans, our Compensation Committee is authorized to administer the plans and may delegate its authority under such plans to another committee of the Board or a Director.

Our human resources department supports the Compensation Committee in its work and in some cases acts pursuant to delegated authority to fulfill various functions in administering the day-to-day ministerial aspects of our compensation and benefits plans.

Annual Process for Determining Compensation of Executive Officers

As further described in the “Compensation Discussion and Analysis,” our Compensation Committee, together with senior management and outside consultants engaged by the Compensation Committee, conducts an annual review of our overall compensation program for executive officers and directors. With respect to executive officer compensation, our Compensation Committee reviews each of the key components of compensation — base salary and short- and long-term incentives, both within Euronet and as compared to peers and survey data to determine whether each of these components is consistent with our compensation philosophy and its related goals and objectives. Upon the recommendation of our Chief Executive Officer with respect to the compensation of each executive officer who directly reports to him, and, based on the findings of any outside consultants that may be engaged to assist in this review, our Compensation Committee determines, or recommends to the full Board as appropriate, the compensation for all key executives, including our Chief Executive Officer.

Process for Determining Non-Employee Director Compensation

Our Compensation Committee determines, or makes recommendations to the full Board as appropriate, Board compensation and benefits for non-employee Directors, including cash, equity-based awards and other compensation. In determining non-employee Director compensation, our Compensation Committee seeks advice from outside compensation consultants who are retained by the committee to, among other functions: (i) conduct a competitive assessment of non-employee Director compensation compared to competitive practice, (ii) inform the committee of emerging trends in director pay practices, (iii) advise on stock ownership guidelines for non-employee Directors, and (iv) assess the amount of compensation that is adequate to compensate our Directors for their time and effort with respect to Board obligations. If, after the periodic review of non-employee Director compensation by our Compensation Committee, the committee determines that any changes should be made to such program, it will recommend such changes to our Board for approval.

Outside Executive Compensation Consultants

From October 2007 until September 2011, the Compensation Committee directly retained Pay Governance (formerly known as Towers Watson) as outside compensation consultants. Pay Governance assisted the Compensation Committee and performed functions in connection with executive compensation matters for the Compensation Committee annually including: (i) conducting a competitive assessment of key executives’ total direct compensation (e.g., sum of base salary, annual bonus and long-term incentive opportunity), (ii) evaluating appropriateness of annual incentive plan targets and standards, (iii) assessing whether the structure (the mix of cash and equity compensation, as well as annual and long term incentives) is appropriate and competitive, (iv) comparing Euronet’s annual share utilization and earnings per share dilution for equity-based compensation to competitive practices and institutional investor guidelines, (v) comparing Euronet’s expense for stock-based compensation to its peer companies, (vi) advising the Compensation Committee regarding design changes to compensatory programs and the development of new programs based on strategic goals, competitive assessment, regulatory changes and risk management, (vii) informing the Compensation Committee of emerging trends in executive compensation, the institutional investor climate and corporate governance and accounting developments, (viii) providing and periodically advising on stock ownership or retention guidelines for senior executives, and (ix) providing the Compensation Committee with regular updates regarding changes in regulatory and legislative developments. In September 2011, the Compensation Committee retained AON Hewitt as its outside compensation consultant for 2012.

Compensation Policies and Practices as They Relate to Risk Management

Together with management, the Compensation Committee has considered the design and operation of the Company’s compensation arrangements, including the performance objectives and target levels used in connection with incentive awards and has evaluated the relationship between the Company’s risk management and these arrangements. The Compensation Committee believes that the Company’s compensation policies and practices do not encourage unnecessary or excessive risk taking and that any risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee met twice during 2011 and met in February 2012 to evaluate the performance of the Board during 2011. Andrew B. Schmitt, Chair, Lu M. Cordova, M. Jeannine Strandjord, Andrzej Olechowski, Eriberto R. Scocimara and Thomas A. McDonnell are the current members of the Nominating & Corporate Governance Committee. The Board has determined that all of the members of the Nominating & Corporate Governance Committee are independent as defined under the general independence standards of the listing standards of The Nasdaq Stock Market LLC.

The Nominating & Corporate Governance Committee performs the functions of a nominating committee. The Nominating & Corporate Governance Committee’s charter describes the committee’s responsibilities, including developing corporate governance guidelines and seeking, screening and recommending Director candidates for nomination by the Board. This charter is published on our website at http://ir.euronetworldwide.com/documents.cfm under the Corporate Governance menu. Euronet’s Corporate Governance Guidelines contain information regarding the selection, qualification and criteria for Director nominees and the composition of the Board, and are published on Euronet’s website at http://ir.euronetworldwide.com/documents.cfm.

The Nominating & Corporate Governance Committee evaluates each Director in the context of the Board as a whole, with the objective of recommending a Director who can best perpetuate the success of the business and represent Stockholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas. The Nominating & Corporate Governance Committee considers the experience, qualifications, attributes and skills of each director and nominee, including the person’s particular areas of expertise and other relevant qualifications, and the interplay of such experience, qualifications, attributes and skills with the Board as a whole. As determining the specific qualifications or criteria against which to evaluate the fitness or eligibility of potential Director candidates is necessarily a dynamic and an evolving process, the Board believes that it is not always in the best interests of Euronet or its Stockholders to attempt to create an exhaustive list of such qualifications or criteria. Appropriate flexibility is needed to evaluate all relevant facts and circumstances in context of the needs of the Board and Euronet at a particular point in time. Accordingly, the Nominating & Corporate Governance Committee reserves the right to consider those factors as it deems relevant and appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other potential Director candidates. The committee does not have a policy concerning diversity but it believes that the above criteria will lead the committee to consider diversity in its various forms (including diversity of age, experience, background and perspective) in selecting director candidates. In determining whether to recommend a Director for re-election, the Nominating & Corporate Governance Committee also considers the Director’s past attendance at meetings and participation in and contributions to the activities of the Board.

As general guidelines, members of the Board and potential Director candidates for nomination to the Board will be persons with appropriate educational background and training and who:

•	have personal and professional integrity;

•	act in a thorough and inquisitive manner;

•	are objective;

•	have practical wisdom and mature judgment;

•	have demonstrated the kind of ability and judgment to work effectively with other members of the Board to serve the long-term interests of the Stockholders;

•	have a general understanding of management, marketing, accounting, finance and other elements relevant to Euronet’s success in today’s business environment;

•	have financial and business acumen, relevant experience, and the ability to represent and act on behalf of all Stockholders;

•	are willing to devote sufficient time to carrying out their duties and responsibilities effectively, including advance review of meeting materials; and

•	are committed to serve on the Board and its committees for an extended period of time.

In addition, any new Directors nominated by the Board (a) who serve as a member of Euronet’s Audit Committee will not be permitted to serve on the audit committee of more than two other boards of public companies, (b) who serve as chief executive officers or in equivalent positions of other public companies will not be permitted to serve on more than two boards of public companies in addition to the Board, and (c) generally are not permitted to serve on more than four other boards of public companies in addition to the Board. These policies were adopted in November 2003 and the Board determined that they will not be applied to incumbent Directors, unless the Board considers that failure to comply is impairing the quality of a Director’s service on the Board.

The Board values the contributions of a Director whose years of service has given him or her insight into Euronet and its operations and believes term limits are not necessary. In general, Directors will not be nominated for election to the Board after their 73rd birthday, although the full Board (upon the recommendation of the Nominating & Corporate Governance Committee) may nominate Director candidates older than 73 under special circumstances.

The Nominating & Corporate Governance Committee and the Board considered the age limitation described in the previous paragraph in nominating Eriberto Scocimara for election at the 2011 Annual Meeting. The Board, upon the recommendation of the Nominating & Corporate Governance Committee, decided to make an exception to the above limitation for Mr. Scocimara due to special circumstances, including its desire to expand the Board in the near future and the special skills and experience Mr. Scocimara brings to the Board, including his particularly deep knowledge of the Company’s business acquired through fifteen years of service on the Board and extensive experience and business contacts in Central Europe.

Lead Independent Director

At a meeting on February 24, 2010, the Nominating & Corporate Governance Committee recommended, and the Board adopted, a revision to the Company’s Corporate Governance Guidelines under which the Board selects a Lead Independent Director each year. The principal responsibilities of the Lead Independent Director are to call for and conduct executive sessions of the Board, serve as liaison between the Chairman of the Board and the independent Directors, approve meeting agendas and schedules for Board meetings, recommend matters to the Chairman for consideration by the Board and be available for consultation and direct communication with Stockholders and all interested parties. A full list of the roles and responsibilities is included in the Company’s Corporate Governance Guidelines.

The Board adopted this revision principally because it determined that the existence of a Lead Independent Director would enhance coordination of decision-making among the independent Directors and communication between them and the Chairman, and provide a single point of contact for Stockholders and other outside parties to communicate with the Board. M. Jeannine Strandjord has been the Lead Independent Director since 2010.

Combined CEO and Chairman Role

Michael J. Brown currently serves as both Chairman of the Board of Directors and Chief Executive Officer of the Company. The Nominating & Corporate Governance Committee and the Board have considered the advantages and disadvantages of the combination of these two roles and consider it appropriate to maintain the combined roles. In particular, they have concluded that this structure has promoted and will continue to promote unified leadership and direction for the Company and provide a single, clear focus for the chain of command to execute the Company’s business plans and strategies.

Risk Oversight

The Board has delegated oversight of Euronet’s risk management efforts to the Audit Committee. The Audit Committee’s role in risk oversight includes reviewing information provided by members of senior management on areas of material risk to the Company, or to the success of a particular project or endeavor under consideration, including operational, financial, legal and regulatory, strategic and reputational risks. The Audit Committee uses such information to understand the Company’s risk identification, risk management, and risk mitigation strategies. The Board believes that risk management is an integral part of Euronet’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing the Company.

Part of the Audit Committee’s responsibilities, as set forth in its charter, is to review with corporate management, the independent auditors and the internal auditors, if applicable, any legal matters, risks or exposures that could have a significant impact on the financial statements and the steps management has taken to minimize the Company’s exposure. The Company’s management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Audit Committee regularly reports to the full Board.

Director Candidate Recommendations and Nominations by Stockholders

The Nominating & Corporate Governance Committee’s charter provides that the Nominating & Corporate Governance Committee will consider Director candidate recommendations by Stockholders. Director candidates recommended by Stockholders are evaluated in the same manner as candidates recommended by the Nominating & Corporate Governance Committee. Stockholders should submit any such recommendations to the Nominating & Corporate Governance Committee through the method described under “Other Matters — Recommendations or Nominations of Individuals to Serve as Directors” below. In addition, in accordance with Euronet’s Bylaws, any Stockholder of record entitled to vote for the election of Directors at the applicable meeting of Stockholders may nominate persons for election to the Board of Directors if such Stockholder complies with the notice procedures set forth in the Bylaws and summarized in “Other Matters — Deadline to Propose or Nominate Individuals to Serve as Directors” below.

Communications with the Board of Directors

The Board has approved a formal policy for Stockholders to send communications to the Board or its individual members. Stockholders can send communications to the Board and specified individual Directors by mailing a letter to the attention of the Board or a specific Director (c/o the General Counsel) at Euronet Worldwide, Inc., 3500 College Blvd., Leawood, Kansas 66211 or by sending an email to directors@eeft.com.

Upon receipt of a communication for the Board or an individual Director, the General Counsel will promptly forward any such communication to all the members of the Board or the individual Director, as appropriate. If a communication to an individual Director deals with a matter regarding Euronet, the General

Counsel will forward the communication to the entire Board, as well as the individual Director. Neither the Board nor a specific Director is required to respond to Stockholder communications and when responding shall do so only in compliance with the Corporate Governance Guidelines.

Director Attendance at Annual Meeting

Euronet has a policy encouraging its Directors to attend the Annual Meeting of Stockholders. One Director, Michael J. Brown, attended our 2011 Annual Meeting.

Code of Conduct

The Board has adopted a Code of Business Conduct & Ethics for Directors, Officers and Employees (the “Code of Conduct”) that applies to all of our employees and Directors, including the Chief Executive Officer, the Chief Financial Officer and the Controller. The Code of Conduct is available on Euronet’s website at http://ir.euronetworldwide.com/documents.cfm. Any amendment to or waiver of the Code of Conduct will be disclosed on a Form 8-K or on our website.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Euronet has a long-standing compensation philosophy that emphasizes performance-based compensation. For 2011, management’s primary operating measure was earnings per share, adjusted for certain non-cash elements approved by the Compensation Committee (which we refer to as “Cash EPS”). Cash EPS for 2011 exceeded the maximum set for payment of annual incentive compensation to our Chief Executive Officer (“CDO”), President, Chief Financial Officer (“CFO”) and General Counsel. Additionally, 2011 operating income for the Europe EFT division met the minimum threshold for payment of annual incentive compensation to the Managing Director of our Europe EFT division.

The Compensation Committee establishes challenging performance goals for executive management incentive plans. For perspective, the CEO, President, CFO and General Counsel achieved the short-term cash bonus levels established by the Compensation Committee in only two of the last five years and over the last five years, the CEO earned only 29% of the long-term share based incentive awards granted to him as a result of challenging performance targets. However, throughout the same past five years, each year’s revenues, Cash EPS, free cash flows and tangible equity increased.

The Compensation Committee believes the achievement of 2011’s performance goals was especially challenging given ATM transaction fee decreases in two of its major markets — Poland and Germany. These decreases were announced by the Company in mid-2010 and early 2011. In total, these two fee decreases reduced Cash EPS by approximately $0.20 per share, or approximately 15%. Accordingly, the achievement of 9% growth in Cash EPS was quite significant in light of the need to overcome the earnings lost from these fee decreases.

The Compensation Committee made no changes in 2011 to the base salaries of the executive officers listed in the Summary Compensation Table (the “Named Executive Officers”).

The Named Executive Officers’ 2011 compensation is explained in more detail below.

Overview and Philosophy

The Compensation Committee, which currently consists of six independent Directors who each hold a significant amount of Company stock, administers our executive compensation programs. The Compensation Committee is responsible for recommending to the Board policies that govern both annual cash compensation and equity ownership programs.

Our executive compensation policies have the following objectives:

•

to align the interests of executive management and Stockholders by making individual compensation dependent upon achievement of financial goals and by providing long-term incentives through our equity-based award plans; and

•	to provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to our long-term success.

The overall compensation program is also designed to reward a combination of strong individual performance, strong performance by Euronet in meeting its long-term strategic goals and stock price appreciation.

Our compensation package for executive officers consists of a balance of base salary, certain employee benefits, annual incentive compensation under our Executive Annual Incentive Plan, which is based on a combination of corporate and individual performance criteria, and stock options or grants of restricted stock or restricted stock units (collectively referred to as “restricted stock”) which vest over a period of years and/or upon the achievement of certain performance-based criteria. The base salary and benefit components are intended to compensate executive officers for day-to-day activity in accordance with each executive officer’s employment arrangement with us. The annual incentive compensation component and the stock option and restricted stock awards are intended to reward executive officers for strong performance and to help align executive officers’ interests with those of the Stockholders.

To serve the best interests of Stockholders, the Compensation Committee follows an executive compensation philosophy that emphasizes performance-based compensation. In determining compensation, the Compensation Committee considers measures of performance against pre-determined financial and strategic goals and objectives. This approach provides Euronet’s top executive officers with an incentive to achieve strategic long-term goals that benefit Stockholders.

The Compensation Committee’s executive compensation philosophy also aligns the economic interests of executive officers and Stockholders by ensuring that nonvested performance-based equity incentive awards represent a substantial portion of an executive officer’s total compensation package.

The Compensation Committee considers input from our Chief Executive Officer and Chief Financial Officer regarding the responsibilities and accomplishments of individual executive officers, information as to potential achievability of incentive goals and levels of various compensation elements necessary to provide incentives for and to retain executive management. Our Chief Executive Officer makes recommendations to the Compensation Committee on each of the other executive officer’s compensation. Executive officers are not involved in proposing or seeking approval for their own compensation. For the Chief Executive Officer’s review, the independent Directors meet in executive session to rate the Chief Executive Officer’s performance and determine appropriate compensation levels.

The Compensation Committee generally reviews executive compensation during its regularly scheduled meeting in September. During its regularly scheduled meeting in December, it determines executive compensation for the following year, approves grants of stock incentive awards and sets associated performance targets. In September 2011, the Compensation Committee changed its compensation consultant from Pay Governance to AON Hewitt. The Compensation Committee reviewed executive compensation during its regularly scheduled meeting in December 2011 in order to consider information contained in an executive compensation analysis completed by its newly appointed compensation consultant. During the December 2011 meeting, the Committee also determined executive compensation for 2012, approved grants of stock incentive awards and set the associated performance targets.

Performance Criteria

In determining the annual compensation of each executive officer, including the Chief Executive Officer, the Compensation Committee considers Euronet’s financial performance both on an absolute basis and relative to comparable companies. In addition, it assesses individual performance against quantitative and qualitative objectives. Factors considered by the Compensation Committee in assessing individual performance include, but are not limited to:

•

Financial Results — company and business sector financial results for the most recent relevant period, on an absolute basis and relative to comparable companies with respect to certain financial parameters, including revenue growth, operating income growth, growth in per share earnings and return on equity;

•	Strategic Growth and Execution — strategic planning and implementation, business growth, acquisitions, technology and innovation;

•	Leadership and Effectiveness — management development and personal leadership; and

•	Governance and Controls — corporate reputation and brand, risk management, the strength of the internal control environment and contribution to a culture of ethics and compliance.

The Compensation Committee considers all factors collectively in determining executive officers’ annual compensation. The weight given to a particular factor may vary from year to year depending on the goals and objectives of the organization, thus enabling the Compensation Committee to align annual financial objectives with strategic leadership initiatives.

Incentive Plan

In order to broaden senior management accountability for company-wide financial and strategic goals and to emphasize the long-term performance of Euronet, the Board has adopted, and Stockholders have approved, the Executive Annual Incentive Plan for certain members of senior and executive management, including the Named Executive Officers. Under this plan, a portion of the executive officers’ compensation is based on the achievement of goals approved by the Compensation Committee after consultation with management. This plan is designed to focus the efforts of our key leaders by creating common accountability around specific long-term objectives.

The stated goal for Messrs. Brown, Caponecchi, Weller and Newman under the performance-based program under this plan for 2011 was to achieve specific annual Cash EPS targets. The Compensation Committee believes that a current focus on Cash EPS achievement is an important component in delivering Stockholder value and an appropriate measure for Messrs. Brown, Caponecchi, Weller and Newman. For Mr. Fountas, 2011 incentive targets consisted of achieving specific operating income targets for the Europe EFT division. The specific goals under this program are discussed in more detail in the section entitled “Elements of Compensation — Annual Non-Equity Incentive Compensation” below.

For 2011, Cash EPS of $1.48 was achieved, which exceeded the maximum target of $1.44 and resulted in the maximum annual incentive compensation being paid to Messrs. Brown, Caponecchi, Weller and Newman. For 2011, the Europe EFT division achieved operating income of $28.1 million, which exceeded the minimum target of $26.0 million and resulted in the payment of the minimum annual incentive compensation to Mr. Fountas.

Peer Group

The Compensation Committee believes that it is essential for our continued success that overall compensation policies allow us to be competitive in attracting and retaining executive talent. However, the Committee does not establish compensation targets solely based on peer group compensation amounts, because it believes that individual and company performance should be the primary determinants of annual compensation.

The Company’s peer group (the “Peer Group”) for purposes of evaluating the Company’s 2011 executive compensation was updated from the prior year to better reflect a group of companies which have similar financial characteristics as Euronet and that operate in similar industries. Thirteen of the companies remained from the prior year’s Peer Group. The 20 companies comprising the Peer Group and their associated market capitalization as of November 30, 2011 and fiscal year 2010 sales were:

Company	Ticker Symbol	Market Cap	Sales
Global Payments Inc	GPN	$4,174	$1,860
Total System Services Inc	TSS	$2,992	$1,718
Verifone Systems Inc	PAY	$2,938	$1,002
Lender Processing Services Inc	LPS	$2,621	$2,456
Henry (Jack) & Associates Inc	JKHY	$2,592	$967
Compuware Corp	CPWR	$2,515	$929
Fleetcor Technologies Inc	FLT	$2,463	$434
Parametric Technology Corp	PMTC	$2,263	$1,170
Coinstar Inc	CSTR	$1,796	$1,436
Wright Express Corp	WXS	$1,768	$390
Mentor Graphics Corp	MENT	$1,417	$915
Teletech Holdings Inc	TTEC	$1,192	$1,095
Sykes Enterprises Inc	SYKE	$952	$1,159
ACI Worldwide Inc	ACIW	$894	$418
Fair Isaac Corp	FICO	$810	$620
Cardtronics Inc	CATM	$758	$532
Heartland Payment Systems	HPY	$592	$1,864
TNS Inc	TNS	$527	$527
Moneygram International Inc	MGI	$227	$1,169
Global Cash Access Holdings Inc	GCA	$205	$606

Percentile	25th	$797	$587
	50th	$1,592	$984
	75th	$2,534	$1,236

Euronet Worldwide Inc	EEFT	$889	$1,038.3

Percentile Rank		31%	55%

Members of the current Peer Group were included because they met all of the following criteria:

•	the company was in the same or similar industry as Euronet, including Data Processing and Outsourced Services, Application Software and Internet Software and Services,

•	the company was comparable in revenue and market capitalization size to Euronet,

•	the company was headquartered in the United Sates and publicly traded on a major stock exchange, and

•	the company had a similar operating structure as Euronet, such as offering similar services and/or having significant foreign sales.

In December 2011, we compared targeted executive compensation data with the median statistics of the relevant peer data. Base salaries for our executive officers were lower than the median of our peers as was cash compensation, which included annual non-equity incentive compensation. However, after adding stock incentive compensation, the total targeted compensation of our executive officers was generally in the third quartile compared to our peers. Most of the stock incentive compensation is subject to performance-based vesting criteria and our executive officers will fully earn this compensation only if the performance-based vesting criteria are satisfied. The Compensation Committee believes this structure is appropriate for our executive officers as it emphasizes performance-based stock compensation, consistent with our compensation philosophy.

Elements of Compensation

Each element of compensation is described below, including a discussion of the specific actions taken by the Compensation Committee for 2011 concerning the Chief Executive Officer and other executive officers.

Base Salary

In determining salary adjustments for the Chief Executive Officer and other executive officers, the Compensation Committee considered each executive officer’s individual performance and the competitive salary levels for executives with similar responsibilities within the Peer Group. Adjustments are not made each year and no changes in base salary were made for the Named Executive Officers in 2011.

Annual Non-Equity Incentive Compensation

In determining annual non-equity incentive compensation, the Compensation Committee considers the overall performance of Euronet and the individual performance of each executive officer. In measuring individual performance, the Compensation Committee measures the level of responsibility of an executive officer against his base salary and other elements of compensation in order to determine whether overall compensation is sufficient to retain and motivate highly qualified individuals.

The Executive Annual Incentive Plan, which was last approved by Stockholders in 2011, covers officers holding the office of Vice President and above. Non-equity incentive compensation to executive officers is closely correlated to Euronet’s financial performance. In December 2010, the Compensation Committee established 2011 incentive targets for Messrs. Brown, Caponecchi, Weller and Newman that were based on predetermined Cash EPS targets. For Mr. Fountas, 2011 incentive targets consisted of achieving predetermined operating income targets for the Europe EFT division.

For 2011, Messrs. Brown, Caponecchi, Weller and Newman were entitled to receive annual incentive compensation based on the achievement of predetermined threshold, target and maximum Cash EPS objectives. Cash EPS of $1.30, $1.37 or $1.44 would result in a payout as a percentage of base salary of 50%, 100% or 200%, respectively, for Mr. Brown, 30%, 60% or 120%, respectively, for Messrs. Caponecchi and Weller and 20%, 40% or 80%, respectively, for Mr. Newman. Mr. Fountas was entitled to receive 33%, 66% or 100% of his base salary based on the Europe EFT division achieving operating income of $26.0 million, $29.0 million or $32.0 million, respectively.

Cash EPS for 2011 exceeded the predetermined maximum target; therefore, Messrs. Brown, Caponecchi, Weller and Newman were paid $1,200,000, $438,000, $438,000 and $240,000, respectively. Europe EFT division achieved operating income which met the predetermined minimum threshold; therefore, Mr. Fountas was paid $127,624.

The Compensation Committee establishes challenging and aggressive performance goals for executive management incentive plans.

Retention Bonus

On occasion, the Compensation Committee may approve bonus payments to retain key executives. During 2011, the Compensation Committee approved a $700,000 retention bonus payment to Mr. Fountas. Mr. Fountas will be required to repay the entire bonus if he resigns or is dismissed for cause before February 23, 2014.

Stock Incentive Programs

Our stock incentive plans are designed to promote an alignment of long-term interests between our employees and our Stockholders and to assist in the retention and motivation of employees. The Compensation

Committee can grant to key employees of Euronet and its subsidiaries a variety of stock incentives, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards and other stock-based incentives. Grants are usually approved by the Compensation Committee for recommendation to the Board during regularly scheduled committee meetings, of which there are typically four per year occurring at regular intervals. The Compensation Committee intends that performance-based stock incentives serve as a significant portion of our executive officers’ total compensation package. They are granted in consideration of anticipated performance. Stock incentives offer the executive officers significant long-term incentives to increase their efforts on behalf of Euronet and its subsidiaries, to focus managerial efforts on enhancing Stockholder value and to align the interests of the executive officers with the Stockholders. In certain circumstances, executives are awarded time-based stock incentives to provide a significant retention incentive. Grants of stock incentives are designed to be competitive with the companies in the Peer Group for the level of job the executive officer holds and to motivate the executive officer to contribute to an increase in our stock price over time.

The Compensation Committee’s compensation philosophy is to have stock incentives that generally pay more for superior performance and less if performance does not achieve that level. The Compensation Committee, in determining stock incentive grants to the individual executive officers, considered the award levels granted to executive officers in prior years and award levels granted to executives with similar job responsibilities in the Peer Group.

In December 2011, executive officers were granted a combination of stock options and restricted stock. The stock options vest based on service conditions over five years. The restricted stock awards were divided into two groups with different vesting criteria. The first group of awards vests based on achieving compound annual growth in Cash EPS, on a constant dollar basis, for the years 2012 through 2014, contingent upon continued employment from the grant date to the date of vesting. Threshold compound annual growth rate (“CAGR”) of 2% results in vesting of 25% of the award, target CAGR of 4% results in 50% vesting of the award, and maximum CAGR of 6% results in 100% vesting of the award. The second group of awards vests over five years based on service conditions, contingent upon the achievement of annual operating income, excluding non-cash impairment charges, of $60 million each year. Mr. Fountas did not receive any awards from the second group; rather, he received restricted stock awards that vest over five years based on service conditions alone. These awards are further described in the paragraphs and tables below.

As described above, the Compensation Committee reviewed Euronet’s performance in recent years in relation to the executive’s incentive targets in order to confirm that the performance measures the Compensation Committee previously set for performance-based incentive stock awards were sufficiently rigorous and demanding. After this review, the Compensation Committee determined that the targets and the associated level of compensation awarded to the executive officers have been appropriate. To demonstrate the challenge incorporated in the CEO’s long-term stock incentive, the CEO has realized only 29% of reported compensation. Over the past five years, Mr. Brown was awarded a cumulative value of $9.7 million. Each year’s award was reported and included as compensation in the summary compensation tables. These historical awards, while being reported as compensation, are theoretical valuations assuming stock appreciation and full achievement of the established performance goals. The real value received is based on two important factors — achievement of the predetermined performance goals and stock price appreciation.

Therefore, actual compensation will differ from theoretical compensation based upon actual stock price and operating performance. Over the same five year period, the CEO realized only 29% of the theoretically awarded value because either the stock did not appreciate to the theoretically assumed value or actual performance did not meet the Compensation Committee’s established targets. The Compensation Committee believes this illustrates that it sets competitive compensation targets that align the interests of executives with those of Stockholders.

The Compensation Committee also concluded that executive compensation reflects an appropriate mix of base salary, incentive bonuses, service-based equity compensation and performance-based equity compensation to provide sufficient retentive and motivational value to align the interests of executives with our Stockholders.

Benefits

Our employees in the United States are entitled to receive medical, dental, vision, life and short-term and long-term disability insurance benefits and may participate in our 401(k) plan. For 401(k) participants, we match 50% of participant deferrals on the first six percent or three percent of a participant’s deferrals, depending on which subsidiary’s plan the employee participates. Generally, employees outside the United States are covered by social benefit programs of their respective countries. Our executive officers generally participate in these benefit plans on the same basis as our other employees.

With the exception of Mr. Brown, who is prohibited from participating in an Employee Stock Purchase Plan (“ESPP”) by Internal Revenue Service regulations because his ownership of Euronet exceeds five percent, all of our employees are entitled to participate in the ESPP, which was adopted in 2001. This plan, which has been established in accordance with certain federal income tax rules set forth in Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), permits employees to purchase stock from us at a price that is equal to 85% of the lower of the trading price on the opening or closing of certain three-month “offering periods.”

Retirement Plans

We do not sponsor a defined benefit pension plan or any other deferred compensation plans for executives or any of our other employees.

Perquisites and Other Compensation

The Compensation Committee believes the compensation plan described above is sufficient to attract and retain talented management and that providing significant perquisites is neither necessary nor in our Stockholders’ best interests. Accordingly, executive officers did not receive significant perquisites during the fiscal year ended December 31, 2011.

Employee Stock Ownership

Euronet also encourages broad-based employee stock ownership through various Stockholder approved stock compensation plans. More than 350 employees have received supplemental bonuses in a combination of cash, stock options and restricted stock, and currently have unvested stock options or restricted stock. This means that, like other Stockholders, employees broadly participate in both the “upside opportunity” and the “downside risk” of our performance. The allocation of stock bonus awards is progressive, so that as an employee’s total compensation increases, an increasing percentage of total compensation is paid in restricted stock and/or stock options. This ensures that higher paid employees have a greater “at risk” financial interest in the sustained success of Euronet and its Stockholders. However, the Board has not adopted stock ownership guidelines for executive officers other than the Chief Executive Officer, or a policy with respect to hedging the economic risks of stock ownership.

On December 13, 2011, the Compensation Committee adopted stock ownership guidelines for the Chief Executive Officer and the Directors. The guidelines provide that after a compliance period of five years, the Chief Executive Officer is required to hold Euronet shares, or in-the-money value of equity awards of Euronet stock, with an aggregate value at least equal to five-times his annual base salary, and each Director is required to hold Euronet shares, or in-the-money value of equity awards of Euronet stock, with an aggregate value at least equal to three-times their annual Board compensation. Our Chief Executive Officer and each Director, except for Ms. Cordova, who joined the Board in 2011, well exceed the applicable stock ownership guideline thresholds.

Repricing of Equity Awards

The Compensation Committee believes that equity awards should be made based upon conditions and financial metrics established as of the time of each award and that the terms of awards outstanding should not be revised as conditions change. The Compensation Committee is therefore committed not to engage in re-pricing of equity awards outstanding, except in the context of certain corporate reorganizations or with the approval of Stockholders. This policy has been confirmed through an amendment of our 2006 Stock Incentive Plan, which restricts us from engaging in repricings except in certain corporate reorganizations, without the approval of our Stockholders. The Compensation Committee extends its policy against re-pricing to all of Euronet’s equity plans.

Adjustments to Compensation Plan

We have no formal policy on recapturing salary or incentive awards (equity or cash) granted to a Named Executive Officer, in the event that we were to have to restate our financial statements (whether arising from conduct or actions of the Named Executive Officer, or otherwise). However, the discretion retained by the Compensation Committee to make adjustments in all types of compensation, permits it to decrease a Named Executive Officer’s compensation under such circumstances if such compensation has not already been paid or become final. There is currently no procedure to recover (“claw back”) an element of compensation that has been paid and become final. However, we intend to adopt such a policy after the Securities and Exchange Commission adopts final rules related to compensation claw backs pursuant to the Dodd-Frank Act.

Tax Treatment

The Code limits the allowable tax deduction we may take for compensation paid to executive officers required to be named in the Summary Compensation Table. The limit is $1.0 million per executive per year, although compensation payable solely based on performance goals is excluded from the limitation. All compensation of executive officers for 2011 is fully tax deductible. Generally, the Compensation Committee intends that the annual non-equity incentive compensation, stock options and performance awards qualify as performance-based compensation so that these awards may qualify for the exclusion from the $1.0 million limit.

Advisory Vote on Executive Compensation

The Company conducted its first advisory vote on executive compensation at last year’s annual meeting. While the vote was not binding on the Company, the Board, or the Compensation Committee, the Compensation Committee believes that an annual advisory vote on executive compensation offers Stockholders the opportunity to express their views regarding the Company’s compensation program and the Compensation Committee’s decisions on executive compensation. The Board and the Compensation Committee value the opinions of Stockholders and the Compensation Committee will consider Stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

At last year’s annual meeting, 98% of the votes cast on the advisory vote on executive compensation were in favor of the Company’s Named Executive Officer compensation as disclosed in the proxy statement. The Board and Compensation Committee considered the vote result in determining that no changes to the Company’s executive compensation program were necessary at this time.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information regarding the compensation awarded or paid to our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated of our executive officers (the “Named Executive Officers”) for the year ended December 31, 2011 for the periods indicated:

Name and Principal Position	Year	Salary	Bonus		Non-Equity Incentive Compensation		Restricted Stock Awards(4)	Option Awards(5)	All Other Compensation		Total Annual Compensation

Michael J. Brown	2011	$600,000	—		$1,200,000	(2)	$1,000,003	$1,000,548	$8,358		$3,808,909
Chairman and	2010	600,000	—		—		600,007	1,357,578	8,350		2,565,935
Chief Executive Officer	2009	504,167	—		1,000,000	(3)	699,990	1,515,789	7,350		3,727,296

Kevin J. Caponecchi	2011	365,000	—		438,000	(2)	500,010	500,271	9,975		1,813,256
President	2010	365,000	—		—		299,995	678,789	9,967		1,353,751
	2009	359,375	—		431,700	(3)	350,006	757,899	9,975		1,908,955

Rick L. Weller	2011	365,000	—		438,000	(2)	500,010	500,271	8,358		1,811,639
Executive Vice President and	2010	365,000	—		—		299,995	678,789	8,350		1,352,134
Chief Financial Officer	2009	335,000	—		402,000	(3)	350,006	757,899	7,350		1,852,255

Nikos Fountas(8)	2011	382,873	$700,000	(1)	127,624	(2)	150,001	150,083	15,516	(6)	1,526,097
Senior Vice President and	2010	364,967	—		—		333,706	339,395	15,591		1,053,659
Managing Director — Europe EFT Processing Segment

Jeffrey B. Newman	2011	300,000	—		240,000	(2)	249,997	250,139	20,150	(7)	1,060,286
Executive Vice President,	2010	299,846	—		—		119,998	271,514	17,487		708,845
General Counsel and Secretary	2009	290,000	—		232,000	(3)	137,896	298,609	16,760		975,265

(1)	Retention bonus paid in 2011, subject to repayment if Mr. Fountas resigns or is dismissed for cause before February 23, 2014.

(2)	Non-equity incentive compensation earned for 2011, paid in 2012.

(3)	Non-equity incentive compensation earned for 2009, paid in 2010.

(4)	Compensation for restricted stock is computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation. Amounts represent the grant date fair value determined by utilizing the closing stock price for Euronet Common Stock at the date of grant. Assumptions used in calculating the aggregate grant date fair value in accordance with ASC Topic 718 are set out in Note 15 to our audited consolidated financial statements contained in the Form 10-K for the fiscal year ended December 31, 2011. During 2009, Mr. Brown forfeited 92,272 shares of restricted stock based on cumulative performance results through 2009.

(5)	Compensation for stock options is computed in accordance with the provisions of ASC Topic 718. Amounts represent the grant date fair value determined using the Black-Scholes or Monte Carlo simulation models. The grant date fair values are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized from an option will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised. Assumptions used in calculating the aggregate grant date fair value in accordance with ASC Topic 718 are set out in Note 15 to our audited consolidated financial statements contained in the Form 10-K for the fiscal year ended December 31, 2011.

(6)	Consists of company-paid automobile.

(7)	Consists of life and health insurance premiums and matching contributions under the 401(k) savings plan.

(8)	Mr. Fountas is paid in euros and the U.S. dollar amounts disclosed for salary, non-equity incentive compensation and other compensation were converted from euros using the average foreign currency exchange rate for the period over which the salaries were paid. Restricted stock and option awards and the bonus payment are valued in U.S. dollars; therefore, no foreign currency conversion occurs.

Grants of Plan-Based Awards for 2011

The following table summarizes estimated possible payouts under non-equity incentive plan awards made to Named Executive Officers during the fiscal year ended December 31, 2011.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Threshold ($)	Target ($)	Maximum ($)
Michael J. Brown	$300,000	$600,000	$1,200,000
Kevin J. Caponecchi	109,500	219,000	438,000
Rick L. Weller	109,500	219,000	438,000
Nikos Fountas	127,624	255,249	382,873
Jeffrey B. Newman	60,000	120,000	240,000

The following table summarizes estimated future payouts under equity incentive plan awards made to Named Executive Officers during the fiscal year ended December 31, 2011.

			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)
Michael J. Brown	12/14/2011	(1)	9,152	18,304	36,608				$600,005
	12/14/2011	(2)		24,405					399,998
	12/14/2011	(3)					146,279	$16.39	1,000,548

Kevin J. Caponecchi	12/14/2011	(1)	4,576	9,152	18,304				300,003
	12/14/2011	(2)		12,203					200,007
	12/14/2011	(3)					73,139	16.39	500,271

Rick L. Weller	12/14/2011	(1)	4,576	9,152	18,304				300,003
	12/14/2011	(2)		12,203					200,007
	12/14/2011	(3)					73,139	16.39	500,271

Nikos Fountas	12/14/2011	(3)				3,661			60,004
	12/14/2011	(1)	1,373	2,746	5,491				89,997
	12/14/2011	(3)					21,942	16.39	150,083

Jeffrey B. Newman	12/14/2011	(1)	2,288	4,576	9,152				150,001
	12/14/2011	(2)		6,101					99,995
	12/14/2011	(3)					36,570	16.39	250,139

(1)	Award vests on achieving threshold, target or maximum compound annual growth in Cash EPS, on a constant dollar basis, for the years 2012 through 2014, contingent upon the Named Executive Officer’s continued employment on the vesting date. Threshold compound annual growth rate (“CAGR”) of 2% results in vesting of 25% of the award, target CAGR of 4% results in 50% vesting of the award, and maximum CAGR of 6% results in 100% vesting of award.

(2)	Award vests 20% each year over five years from the grant date, contingent upon the achievement of annual operating income, excluding non-cash impairment charges, of $60 million each year and the Named Executive Officer’s continued employment on the vesting dates.

(3)	Award vests 20% on each of the first five anniversaries of the grant, contingent upon the Named Executive Officer’s continued employment on the vesting dates.

Outstanding Equity Awards at Fiscal Year-End for 2011

The following table sets forth equity awards outstanding for the Named Executive Officers as of December 31, 2011.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael J. Brown	120,000					$5.00	10/14/2012				46,136	(1)	$852,593
	33,750					22.00	6/9/2014	7,320	(2)	$135,274	62,221	(2)	1,149,844
	91,393	60,930	(3)			10.10	12/16/2018	39,604	(4)	731,882
	135,784	90,524	(5)			10.10	12/16/2018				32,437	(6)	599,436
				162,813	(7)	21.58	12/9/2019				35,191	(8)	650,330
		184,936	(9)			17.05	12/15/2020				36,608	(10)	676,516
		146,279	(10)			16.39	12/14/2021				24,405	(10)	451,004

Kevin J. Caponecchi	28,086	7,022	(11)			29.20	7/2/2017	1,315	(12)	24,301	11,179	(12)	206,588
	45,696	30,465	(3)			10.10	12/16/2018	19,802	(4)	365,941
	67,892	45,262	(5)			10.10	12/16/2018				16,219	(6)	299,727
				81,407	(7)	21.58	12/9/2019				17,595	(8)	325,156
		92,468	(9)			17.05	12/15/2020				18,304	(10)	338,258
		73,139	(10)			16.39	12/14/2021				12,203	(10)	225,511

Rick L. Weller	125,000					5.90	11/22/2012				27,682	(1)	511,563
	20,000					5.90	11/22/2012	2,098	(2)	38,771	17,834	(2)	329,572
	50,000					10.47	5/8/2013	15,545	(4)	287,272
	22,250					22.00	6/9/2014				16,219	(6)	299,727
	35,872	23,915	(3)			10.10	12/16/2018				17,595	(8)	325,156
	53,295	35,531	(5)			10.10	12/16/2018				18,304	(10)	338,258
				81,407	(7)	21.58	12/9/2019				12,203	(10)	225,511
		92,468	(9)			17.05	12/15/2020
		73,139	(10)			16.39	12/14/2021

Nikos Fountas		46,234	(9)			17.05	12/15/2020	715	(13)	13,213
		21,942	(10)			16.39	12/14/2021	500	(14)	9,240
								700	(15)	12,936
											600	(16)	11,088
								6,000	(17)	110,880
								4,000	(18)	73,920
								3,000	(19)	55,440
											8,798	(8)	162,587
								3,661	(10)	67,655
											5,491	(10)	101,474

Jeffrey B. Newman	9,600					10.79	9/24/2013				13,841	(1)	255,782
	2,280					17.66	5/8/2012	1,422	(2)	26,279	12,087	(2)	223,368
	5,000					5.00	10/14/2012	7,723	(4)	142,721
	17,800					22.00	6/9/2014				6,390	(6)	118,087
	17,821	11,882	(3)			10.10	12/16/2018				7,038	(8)	130,062
	26,478	17,652	(5)			10.10	12/16/2018				9,152	(10)	169,129
				32,074	(7)	21.58	12/9/2019				6,101	(10)	112,746
		36,987	(9)			17.05	12/15/2020
		36,570	(10)			16.39	12/14/2021

(1)	Awards vest based on each year’s cumulative growth in Adjusted EPS, as compared to 2005, less shares vested in prior years such that all shares will vest when we have achieved 100% growth in Adjusted EPS as compared to 2005.

(2)	Award vests each year in proportion to growth in Cash EPS, with the number of shares vested determined based on cumulative growth in Cash EPS over 10 years, such that all shares vest upon achievement of 100% growth in Cash EPS with 2007 as the base year. If Cash EPS growth is negative, no shares will be granted for that measurement year and there will be no reversal of granting of already-granted shares. The shares earned based on 2011 performance vested on February 21, 2012.

(3)	Award vests 40% on the second anniversary and 20% each of the third through fifth anniversaries of December 16, 2008.

(4)	Award vested on February 21, 2012 based on achieving cumulative Cash EPS of $4.14 for the years 2009 through 2011.

(5)	Award vests 40% on the second anniversary and 20% each of the third through fifth anniversaries of December 16, 2008 provided that the price of Euronet Common Stock averages at least $16.00 per share for a 30-day calendar period prior to December 16, 2011 and contingent upon the Named Executive Officer’s continued employment on the vesting dates. The stock price provision was met during 2009; therefore, the award is only contingent upon the Named Executive Officer’s continued employment.

(6)	Award vests on achieving cumulative Cash EPS of $4.76 for the years 2010 through 2012, contingent upon the Named Executive Officer’s continued employment on the vesting date.

(7)	Award vests 40% on the second anniversary and 20% each on the third, fourth and fifth anniversaries of December 9, 2009 provided that the price of Euronet Common Stock averages at least $29.00 per share for a 30-day calendar period prior to December 8, 2012 and contingent upon the Named Executive Officer’s continued employment on the vesting dates. If the share price does not reach the $29.00 level in the three-year period, the options terminate and are cancelled.

(8)	Award vests on achieving cumulative Cash EPS of $4.54, on a constant dollar basis, for the years 2011 through 2013, contingent upon the Named Executive Officer’s continued employment on the vesting date.

(9)	Award vests 40% on the second anniversary and 20% each on the third, fourth and fifth anniversaries of December 15, 2010, contingent upon the Named Executive Officer’s continued employment on the vesting dates.

(10)	See footnotes to table under “Grants of Plan-Based Awards for 2011” for a description of the vesting schedule for these awards.

(11)	Remaining unvested award vests on December 31, 2012.

(12)	Award vests based on the achievement of growth in Cash EPS, with the number of shares vested determined based on growth in Cash EPS for the period from 2008 through 2012, when compared to the respective prior year. Vesting is also subject to time-based criteria, with 20% of the award eligible for vesting on December 31, 2008 and on December 31 of each of the next four years, contingent upon Mr. Caponecchi’s continued employment on each vesting date. The shares earned based on 2011 performance vested on February 21, 2012.

(13)	Remaining unvested award vests on September 21, 2012.

(14)	Remaining unvested award vests on June 11, 2012.

(15)	Remaining unvested award vests on December 19, 2012.

(16)	One-half of the remaining unvested shares under this award will be eligible for vesting in 2013 when approved by the Compensation Committee if the Europe EFT division achieves 20% operating income growth for 2012, compared to 2011, after eliminating the impact of changes in foreign currency exchange rates. If the target operating income growth is not met, the shares for that particular year will be eligible for vesting for a maximum of one additional year if, on a cumulative basis, the targets for both years are met during the successive year. Europe EFT division’s 2011 operating income growth did not meet the target; therefore, one-half of the remaining unvested shares under this award is eligible for vesting in 2013 when approved by the Compensation Committee if the Europe EFT division achieves 20% compound annual operating income growth for 2012 compared to 2010. Mr. Fountas forfeited 300 shares carried over from 2010 because Europe EFT division’s 2011 operating income growth did not meet the cumulative target compared to 2009.

(17)	Remaining unvested award vests one-half each on March 15, 2012 and 2013.

(18)	Remaining unvested award vests one-fourth each on February 23, 2012, 2013, 2014 and 2015, contingent upon the Named Executive Officer’s continued employment on the vesting dates.

(19)	Remaining unvested award vests one-third each on February 23, 2012, 2013 and 2014, contingent upon the Named Executive Officer’s continued employment on the vesting dates.

Option Exercises and Restricted Stock Vested for 2011

The following table sets forth certain information concerning options exercised and restricted stock vested for the Named Executive Officers during the fiscal year ended December 31, 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Brown	—	—	3,050	$55,602
Kevin J. Caponecchi	—	—	548	9,990
Rick L. Weller	—	—	3,874	69,513
Nikos Fountas	—	—	13,581	226,853
Jeffrey B. Newman	7,280	$83,208	2,193	39,386

(1)	Market value of underlying securities on the date of exercise, minus the exercise price.

Employment Agreements

Messrs. Brown, Caponecchi, Weller and Newman

Messrs. Brown, Caponecchi, Weller, and Newman have employment agreements that have substantially the same terms, except in respect to the levels of compensation, and as otherwise discussed below or under “Compensation Tables” above. The agreements with Messrs. Brown, Weller and Newman were entered into in October 2003 and were amended and restated in April 2008, principally to bring them into conformity with the provisions of the Jobs Creation Act of 2004. The agreement with Mr. Caponecchi was entered into during 2007 in connection with his hiring.

The employment agreements have indefinite terms and provide that they may be terminated by the executives at any time upon 60 days’ notice for Messrs. Brown, Caponecchi, Weller and Newman. The agreements may be terminated by Euronet with or without “cause” provided that, in the case of termination due to “cause,” Euronet provides the executive with 14 days’ notice. The agreements define “cause” to mean: (i) conviction of the executive of, or the entry of a plea of guilty or nolo contendere by the executive to, any felony or any misdemeanor involving moral turpitude; (ii) fraud, misappropriation or embezzlement by the executive; (iii) willful failure or gross misconduct in the performance of the executive’s assigned duties; (iv) willful failure by the executive to follow reasonable instructions of any officer to whom the executive reports or the Board of Directors; and (v) the executive’s gross negligence in the performance of his assigned duties. In each case, the employment agreements provide that, in a three-year period following a “change in control,” termination for “cause” is limited to only mean an act of dishonesty by an executive constituting a felony that was intended to or resulted in gain or personal enrichment of the executive at Euronet’s expense. Euronet’s termination of an executive’s employment for cause does not result in separation payments, separation benefits or accelerated or extended vesting of unvested stock option or restricted stock awards.

If Euronet terminates an executive absent cause and prior to a “change in control” as discussed below, the employment agreements provide that Messrs. Brown, Caponecchi, Weller and Newman will be entitled to certain severance benefits for a period of 24 months, including the payment of the executive’s then current base salary, the continuation of the vesting and rights to exercise any then outstanding equity-based awards and the maintenance of certain employee benefits.

In general, voluntary termination by Messrs. Brown, Caponecchi, Weller and Newman does not result in separation payments, separation benefits or accelerated or extended vesting of unvested stock options or restricted stock, except under certain circumstances constituting constructive termination. These circumstances include certain changes in conditions of the executives’ employment, such as a significant diminution in responsibilities or salary or a forced relocation. In such circumstances, these executives are entitled to the same severance benefits as if they were terminated by Euronet absent cause, prior to a “change of control.”

The following table summarizes the severance benefits due Messrs. Brown, Caponecchi, Weller and Newman upon their termination by Euronet without cause, or their voluntary termination due to their constructive termination:

Name	Base Salary	Unvested Equity Comp(1)	Benefits	Total
Michael J. Brown	$1,200,000	$3,439,676	$23,418	$4,663,094
Kevin J. Caponecchi	730,000	1,600,932	26,652	2,357,584
Rick L. Weller	730,000	1,434,970	23,418	2,188,388
Jeffrey B. Newman	600,000	632,022	43,042	1,275,064

(1)	Represents value of unvested awards at December 31, 2011 that would become vested upon a termination without cause or constructive termination. For the purpose of this table, we have assumed an annual increase in Cash EPS of 12% each year, which represents a reasonable estimate of average annual long-term equity returns, for performance-based restricted stock awards that vest based on the percentage growth in Cash EPS. Further, we have assumed that Euronet’s Common Stock price remains at the December 31, 2011 price through the 24 month vesting period.

In the event of a “change of control,” all equity incentive awards outstanding held by Messrs. Brown, Caponecchi, Weller and Newman will become immediately vested and the term of the employment agreements become fixed at three years from the date of the change of control and they may be terminated without cause only upon payment to the executive of a lump sum within five days of the termination equal to the full amount of base salary that would have been payable during the remaining term of the agreement (or for two years, if the remaining term is less than two years), discounted at a rate of 7.5% per annum. These provisions also apply if the executive resigns for “good reason” following a “change of control.” “Good reason” includes certain changes in conditions of employment, as a result of which the executive can be considered to have been constructively terminated, including a significant diminution in responsibilities or salary or a forced relocation. In general, the employment agreements provide that “change of control” includes: (i) completion of any merger, consolidation or sale of substantially all of our assets and such merger results in our Stockholders immediately prior to the merger holding less than 50% of the surviving entity; (ii) replacement of over 25% of our Directors without the approval of at least 75% of the Directors in office as of the effective date of the employment agreement or of Directors so approved; or (iii) the acquisition by any person or group of persons of 40% or more of the voting rights of our outstanding voting securities. At current compensation levels, if the remaining term of the agreement was three years and assuming the amounts due under the change of control provisions outlined above would be paid in a lump sum, the following table summarizes amounts that would accrue to these Named Executive Officers:

Name	Base Salary	Unvested Equity Comp(1)	Benefits	Total
Michael J. Brown	$1,607,396	$7,086,245	$35,127	$8,728,768
Kevin J. Caponecchi	977,832	2,705,164	39,978	3,722,974
Rick L. Weller	977,832	3,139,078	35,127	4,152,037
Jeffrey B. Newman	803,698	1,554,992	64,563	2,423,253

(1)	Represents value of unvested awards at December 31, 2011 that would become vested upon termination without cause or resignation for good reason in connection with a change of control.

The Compensation Committee has considered the above “change of control” provisions in the Peer Groups’ employment agreements, and determined that the provisions offered to executives by Euronet are reasonable and appropriate.

Additionally, the employment agreements entitle the executives to certain rights to income and excise tax gross-up amounts in the event Section 4999 of the Code, or any similar tax law, applies to the change in control payments. If an executive is entitled to such tax gross-up payments, the gross-up payments will be made either to the executive or directly to the Internal Revenue Service. The gross-up amounts are subject to additional conditions and limitations and exclude excise taxes or other penalties under Section 409A of the Code. Assuming a termination without cause or resignation for good reason in connection with a change of control as of December 31, 2011, the tax gross-up payment each executive officer would be entitled was $1,228,476 for Mr. Brown, $1,045,999 for Mr. Caponecchi, $1,409,190 for Mr. Weller and $455,159 for Mr. Newman. The Compensation Committee has considered these tax gross-up clauses and has determined that it would not require elimination of such clauses where they appear in existing executive employment agreements. However, in February 2011, the Committee adopted a policy that from that date forward, it would not renew any existing agreements with tax gross-up clauses nor would it grant tax gross-up clauses in new executive employment agreements entered into by the Company.

In the event of the death of an executive officer, with the exception of Mr. Caponecchi who is discussed below, the provisions of our equity award agreements generally provide that all unvested equity awards outstanding shall vest immediately. As of December 31, 2011, the value of unvested equity awards outstanding that would vest in the event of death was $7,086,245 for Mr. Brown, $3,139,078 for Mr. Weller and $1,554,992 for Mr. Newman.

In the event of disability of an executive officer, with the exception of Mr. Caponecchi who is discussed below, the employment agreements with Messrs. Brown, Weller and Newman provide for the payment of a lump-sum disability benefit equal to 12 months of the current base salary, which represents $600,000 for Mr. Brown, $365,000 for Mr. Weller and $300,000 for Mr. Newman. In addition, the provisions of our equity award agreements generally provide that all equity awards outstanding shall vest immediately. As of December 31, 2011, the value of unvested equity awards outstanding that would vest in the event of disability was $7,086,245 for Mr. Brown, $3,139,078 for Mr. Weller and $1,554,992 for Mr. Newman. The employment agreements with Messrs. Brown, Weller and Newman also provide that the executives’ right to exercise any such awards will continue for a period of 12 months after termination due to disability.

In the event of death or disability of Mr. Caponecchi, his employment agreement provides for a payment of a lump sum benefit equal to 24 months of the current base salary, which represents a total of $730,000. Mr. Caponecchi’s employment agreement also stipulates that all unvested equity incentive awards shall vest immediately, which represents $2,705,164 as of December 31, 2011. The stock options will remain exercisable pursuant to their terms after the death or disability of Mr. Caponecchi.

Messrs. Brown, Caponecchi, Weller and Newman must not disclose confidential information during the term of the employment agreements and following termination. Each of the agreements includes a restriction on the ability of the executive to compete with Euronet or solicit our employees during the severance period following termination. Any severance payments are conditioned on the executive officer complying with these restrictions.

Mr. Fountas

Mr. Fountas’ employment agreement was entered into in October 2005 and was amended in February 2011 in connection with his promotion to Managing Director of Europe EFT division. His employment agreement is generally governed by Greek law. Accordingly, the Company would make no payment upon his voluntary termination, termination absent cause, death or disability. Rather, Mr. Fountas is covered by Greek health and social security benefits. In the event Mr. Fountas resigns for good reason or is terminated without cause within one year of a “change in control,” all equity incentive awards outstanding held by him will become vested on the date of such termination, which were valued at $730,407 as of December 31, 2011. Mr. Fountas must not disclose confidential information during the term of his employment agreement and following termination. His agreement includes a restriction on his ability to compete with Euronet during the severance period following termination.

DIRECTOR COMPENSATION

Non-management Directors are compensated through a combination of cash and equity, which we believe best aligns the interest of Board members with Stockholders. Stock awards granted to the Directors as compensation vest immediately on the grant date.

We believe that the compensation paid to non-management Directors in 2011 was appropriate and was properly weighted between cash and equity.

Paul Althasen, who was an executive vice-president until April 2, 2012, received compensation as a Director of Euronet, but only through equity awards in 2011. By virtue of his resignation from his executive vice-president role on April 2, 2012, from that date forward Mr. Althasen will only be compensated for his Director duties consistent with the cash and equity compensation payable to non-management Directors.

During 2011, in addition to reimbursement of out-of-pocket expenses, each non-management Director and Paul Althasen (who is a management Director) was compensated as summarized in the table below:

Director Compensation for 2011

Name	Fees Earned or Paid in Cash		Stock Awards (2)(3)	Total
M. Jeannine Strandjord	$84,250	(1)	$67,500	$151,750
Thomas A. McDonnell	67,500		67,500	135,000
Andrew B. Schmitt	67,500		67,500	135,000
Dr. Andrzej Olechowski	67,500		67,500	135,000
Eriberto R. Scocimara	67,500		67,500	135,000
Paul S. Althasen	—		67,500	67,500
Lu M. Cordova	36,717		67,500	104,217

(1)	As a result of the additional duties and responsibilities involved in being the Chairman of the Audit Committee, Ms. Strandjord receives an additional 10% of cash compensation on an annual basis. Ms. Strandjord also receives an additional $10,000 in cash compensation annually for her role as Lead Independent Director.

(2)	The stock awards granted to Directors as compensation vest immediately on the grant date. For 2011, the value per share at the grant date was $17.53 per share, for a total grant date fair value of $67,500 for each non-management Director and Mr. Althasen (who is a management Director). The aggregate grant date fair value is computed in accordance with FASB Accounting Standards Codification Topic 718.

(3)	As of December 31, 2011, each non-management Director and Mr. Althasen held the following stock options:

Name	Number of Exercisable Options
M. Jeannine Strandjord	30,000
Thomas A. McDonnell	30,000
Andrew B. Schmitt	20,000
Dr. Andrzej Olechowski	20,000
Eriberto R. Scocimara	—
Paul S. Althasen	—
Lu M. Cordova	—

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed the Compensation Discussion and Analysis presented above with management, and, based on that review, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Andrew B. Schmitt, Chair

Lu M. Cordova

Thomas A. McDonnell

Eriberto R. Scocimara

M. Jeannine Strandjord

Dr. Andrzej Olechowski

The Compensation Committee report and the “Compensation Discussion and Analysis” is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the persons who served on the Company’s Compensation Committee during the last completed fiscal year (Lu M. Cordova, Thomas A. McDonnell, M. Jeannine Strandjord, Andrzej Olechowski, Andrew B. Schmitt and Eriberto R. Scocimara) (i) was formerly an officer of the Company; (ii) during the last fiscal year, was an officer or employee of the Company; or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K.

None of the Company’s executive officers, during the last completed fiscal year, served as a (i) member of the compensation committee (or equivalent) of another entity, one of whose executive officers served on the Company’s Compensation Committee; (ii) director of another entity, one of whose executive officers served on the Company’s Compensation Committee; or (iii) member of the compensation committee (or equivalent) of another entity, one of whose executive officers served as the Company’s Director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE

In January 2008, we entered into a Non-Exclusive Aircraft Lease Agreement with Birardi Investments, LLC (“Birardi”), a company that is jointly owned by our CEO and Chairman of the Board of Directors, Mr. Brown, and our former COO and former Director, Dan Henry. The Lease Agreement provides that Birardi will make a Sabreliner aircraft available to Euronet for transportation of executives for up to 100 hours per year (later increased to 110 hours per year), in consideration of payment of a fee of $4,500 per hour, less certain direct expenses incurred by Birardi, including pilot compensation and fuel charges. There are no minimum usage requirements. The Audit Committee of the Board has examined the arrangements provided under the Lease Agreement in comparison to aircraft leasing arrangements available in the market and has determined that the terms of the agreement are fair to Euronet. The total amount paid to Birardi under the Lease Agreement during the year 2011 was $228,307. There were no other material related party transactions during 2011.

Our Code of Conduct provides that no related party transaction that would require disclosure under the U.S. securities laws may be consummated or continued unless the transaction is approved or ratified by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Lease Agreement with Birardi, which had been approved before its entry into effect by the Compensation Committee, was ratified by the Audit Committee in accordance with this policy.

All of our Directors, with the exception of Messrs. Brown and Althasen, are independent under the listing standards of The Nasdaq Stock Market LLC.

AUDIT MATTERS

Report of the Audit Committee

The Audit Committee reviewed and discussed Euronet’s audited consolidated financial statements for fiscal year 2011 with management. The Audit Committee has also discussed with the independent accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent accounting firm its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that Euronet’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

Audit Committee

M. Jeannine Strandjord, Chair

Lu M. Cordova

Thomas A. McDonnell

Andrew B. Schmitt

Eriberto R. Scocimara

The Audit Committee Report is not deemed “soliciting material” and is not deemed filed with the SEC or subject to Regulation 14A or the liabilities under Section 18 of the Exchange Act.

Fees of the Company’s Independent Auditors

KPMG LLP served as Euronet’s independent registered public accounting firm as of and for the year ended December 31, 2011. As such, KPMG LLP performed professional services in connection with the audit of the consolidated financial statements of Euronet and the review of reports filed with the SEC, and performed an audit of the effectiveness of our internal control over financial reporting as of December 31, 2011.

Audit Fees

Audit fees for financial statement audits were $1,938,000 during 2011 and $1,512,707 during 2010. Audit fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States) and Generally Accepted Auditing Standards, including the recurring audit of Euronet’s consolidated financial statements and fees related to the audit of the effectiveness of our internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with statutory filings or procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees

Audit-related fees were $4,500 during 2011 and $3,300 during 2010. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of new SEC guidance, audit services not required by statute or regulation, audits of pension and other employee benefit plans and the review of information systems and general internal controls unrelated to the audit of the financial statements or the audit of the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

Tax Fees

Tax fees were $27,000 during 2011 and $70,244 during 2010. This category includes fees associated with tax audits, tax compliance, tax consulting, domestic and international tax planning, tax planning on mergers and acquisitions, restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees

Fees paid to KPMG LLP other than those described above were $3,000 during 2011 and there were none during 2010.

The Audit Committee has concluded that the provision by KPMG LLP of the services described under the captions “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above is compatible with maintaining the independence of KPMG.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted policies that prohibit us from engaging our independent registered public accounting firm to perform any service that the independent registered public accounting firm is prohibited by the securities laws from providing. Such procedures require the Audit Committee to pre-approve or reject any audit or non-audit services. The Chairperson, with the assistance of Euronet’s Chief Financial Officer, presents and describes at regularly scheduled Audit Committee meetings all services that are subject to pre-approval. The Audit Committee regularly examines whether the fees for auditor services exceed estimates.

The Audit Committee pre-approved all services that KPMG LLP rendered to Euronet for 2011.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors and any person or entity who owns more than ten percent of a registered class of our Common Stock or other equity securities to file with the SEC certain reports of ownership and changes in ownership of our securities. We prepare Section 16(a) forms on behalf of our executive officers and Directors based on the information provided by them. Based solely on a review of copies of reports available to us and representations made to us that no other reports were required, our Directors, executive officers and beneficial owners of greater than 10% of our Common Stock complied with all applicable Section 16(a) filing requirements during the year 2011.

OTHER MATTERS

Other Business

The Board knows of no other business which may come before the Annual Meeting. If, however, any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Householding

If you and other residents at your mailing address own shares in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker, bank or nominee. This practice is called “householding.” If you did not respond that you did not want to participate in householding, you are deemed to have consented to that process. If these procedures apply to you, your broker, bank or other nominee will have sent one copy of the Notice and, if applicable, our annual report to Stockholders and proxy statement to your address. You may revoke your consent to householding at any time by contacting your broker, bank or other nominee. If you did not receive an individual copy of the Notice and, if applicable, our annual report to Stockholders and/or proxy statement, we will send copies to you if you contact us by writing to the Secretary of Euronet, 3500 College Boulevard, Leawood, Kansas 66211 or by calling (913) 327-4200. If you and other residents at your address have been receiving multiple copies of the Notice and, if applicable, our annual report to Stockholders and proxy statement and desire to receive only a single copy of these materials, you may contact your broker, bank or other nominee or contact us at the above address or telephone number.

Proposals for Inclusion in Euronet’s Proxy Statement

You may submit proposals for consideration at future Stockholder meetings. For a Stockholder proposal to be considered for inclusion in Euronet’s proxy statement for the annual Stockholder meeting next year, the Secretary must receive the written proposal at our principal executive offices no later than December 6, 2012. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of Stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Secretary

Euronet Worldwide, Inc. 3500 College Blvd.

Leawood, Kansas 66211

If Euronet intends to exclude such a Stockholder proposal from its proxy statement, it must file its reasons with the SEC no later than 80 calendar days before the filing date of its definitive proxy statement and simultaneously provide the Stockholder with a copy of Euronet’s submission.

Proposals Not Intended for Inclusion in Euronet’s Proxy Statement

For a Stockholder proposal that is not intended to be included in Euronet’s proxy statement for the annual meeting next year under Rule 14a-8, the Stockholder must provide the information required by our Bylaws and give timely notice to the Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Secretary:

•	not earlier than the close of business on January 18, 2013; and

•	not later than the close of business on February 15, 2013.

If the date of the Stockholder meeting is moved more than 30 days before or 60 days after the anniversary of Euronet’s Annual Meeting for 2012, then notice of a Stockholder proposal that is not intended to be included in

Euronet’s proxy statement under Rule 14a-8 must be received not earlier than the close of business 120 days prior to the meeting and not later than the close of business 90 days prior to the meeting, or if later, the tenth day following the day on which the notice of the annual meeting was first publicly disclosed.

Recommendations or Nominations of Individuals to Serve as Directors

You may propose Director candidates for consideration by the Board’s Nominating & Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Secretary at the address of our principal executive offices set forth above.

You may send a proposed Director’s candidate’s name and information to the Board at anytime. Generally, such proposed candidates are considered at the Board meeting prior to the next annual meeting subject to the advance notice provisions in our Bylaws.

Deadline to Propose or Nominate Individuals to Serve as Directors

Our Bylaws permit Stockholders to nominate Directors for election at an annual Stockholder meeting. To nominate a Director, the Stockholder must deliver the information required by our Bylaws.

To nominate an individual for election at the 2013 Annual Meeting, the Stockholder must give timely notice to the Secretary in accordance with our Bylaws, which, in general, require that the notice be received by the Secretary between the close of business on January 18, 2013 and the close of business on February 15, 2013, unless the date of the Stockholder meeting is moved more than 30 days before or 60 days after the anniversary of our Annual Meeting for 2012, then the nomination must be must be received not earlier than the close of business 120 days prior to the meeting and not later than the close of business 90 days prior to the meeting or, if later, the tenth day following the day on which the 2013 Annual Meeting was first publicly disclosed.

Availability of Euronet’s Bylaws

You may contact the Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making Stockholder proposals and nominating director candidates. A copy of our Bylaws is filed as Exhibit 3.2 to our Current Report on Form 8-K filed on December 22, 2008.

By Order of the Board,

Jeffrey B. Newman
Executive Vice President, General Counsel and Secretary

April 5, 2012

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

EURONET WORLDWIDE, INC. 3500 COLLEGE BLVD. LEAWOOD, KS 66211

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # g
NAME

THE COMPANY NAME INC. - COMMON

THE COMPANY NAME INC. - CLASS A

THE COMPANY NAME INC. - CLASS B

THE COMPANY NAME INC. - CLASS C

THE COMPANY NAME INC. - CLASS D

THE COMPANY NAME INC. - CLASS E

THE COMPANY NAME INC. - CLASS F

THE COMPANY NAME INC. - 401 K

	SHARES	123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	PAGE 1 OF 2

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all of the following Nominees:
1.	Election of Directors		☐	☐	☐
Nominees
01	Paul S. Althasen 02 Lu M. Cordova 03 Thomas A. McDonnell
The Board of Directors recommends you vote FOR proposals 2 and 3.							For	Against	Abstain
2	Ratification of the appointment of KPMG, LLP as Euronet’s independent registered public accounting firm for the year ending December 31, 2012.						☐	☐	☐
3	Advisory vote to approve executive compensation.						☐	☐	☐

NOTE: Consideration of such other business as may properly come before the meeting or any adjournment of the meeting. Directions to attend the Annual Meeting where you may vote in person can be found on our website: www.euronetworldwide.com

			Yes	No		Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

				JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

0000137728_1     R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

EURONET WORLDWIDE, INC. Annual Meeting of Stockholders May 17, 2012 2:00 PM This proxy is solicited by the Board of Directors

The undersigned holder of shares of Common Stock of the Company hereby appoints Michael J. Brown, Chairman of the Board and Chief Executive Officer, or failing him, Jeffrey B. Newman, Executive Vice President and General Counsel, each with full power of substitution, as proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned at the Annual Meeting of Stockholders, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of EURONET WORLDWIDE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, CDT on May 17, 2012, at Euronet’s Corporate Headquarters at 3500 College Blvd. Leawood, KS 66211, and at any postponement(s) or adjournment(s) thereof, and hereby revokes any proxy previously given by the undersigned. If the proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed to the Company.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other matters come before the Annual Meeting of Stockholders and any postponement(s) or adjournment(s) thereof, the persons named as proxies will vote in their discretion.

Continued and to be signed on reverse side

0000137728_2     R1.0.0.11699